Exhibit 10.32

EXECUTION COPY

PURCHASE AND MERGER AGREEMENT

By and Among

ARNOLD HOLDINGS, LLC

ARNOLD TRANSPORTATION HOLDINGS, INC.

ARNOLD TRANSPORTATION SERVICES, INC.

ATS ACQUISITION HOLDING CO.

ATS MERGER CO.

AND

THE MEMBERS IDENTIFIED HEREIN

Dated as of October 21, 2004

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS	1
Section 1.1: Definitions	1
ARTICLE II: PURCHASE AND SALE OF THE MEMBERSHIP UNITS; MERGER; CLOSING	1
Section 2.1: Purchase and Sale of the Membership Units	1
Section 2.2: Merger of the Holding Company and Merger Sub	1
Section 2.3: Closing	3
ARTICLE III: CONDITIONS TO CLOSING	3

PURCHASE AND MERGER AGREEMENT

This PURCHASE AND MERGER AGREEMENT (the “Agreement”) is made as of October 21, 2004, among ARNOLD HOLDINGS, LLC, a Delaware limited liability company (the “Holding Company”), ARNOLD TRANSPORTATION HOLDINGS, INC., a Delaware corporation, a wholly-owned subsidiary of the Holding Company (“Arnold Holdings”), ARNOLD TRANSPORTATION SERVICES, INC., a Pennsylvania corporation, a wholly-owned subsidiary of Arnold Holdings (the “Company”, and together with Arnold Holdings and the Holding Company, the “Acquired Companies”), all members of the Holding Company as identified on the signature page hereto (the “Members”), ATS ACQUISITION HOLDING CO., a Delaware corporation (“Buyer”), and ATS MERGER CO., a Delaware company and wholly-owned subsidiary of Buyer (“Merger Sub”).

BACKGROUND

A.            Buyer desires to purchase from certain of the Members certain membership interests of the Holding Company and subsequently to cause Merger Sub to merge with and into the Holding Company, upon the terms and subject to the conditions set forth herein.

B.             The Members and the Holding Company desire to effect the Contemplated Transactions (as defined below).

C.            The Buyer, Merger Sub, the Members and the Holding Company have duly adopted, approved and declared advisable this Agreement.

TERMS

In consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.	Definitions.

(a)               Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning given to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended and as in effect as of the date of this Agreement. In connection with the Company, the Holding Company, and Arnold Holdings, Affiliate shall specifically include, without limitation, Robert Knappe, Erik Samartino, Michael S. Walters, and the Private Equity Members.

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 “ Buyer’s Knowledge” means Ray Harlin, Ryan Rogers, Billy Stewart, Lisa Pate, or Dennis Farnsworth is actually aware of such fact or matter.

“ Buyer Materially Adverse Effect” means any change, circumstance or effect that does have, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of Buyer or Merger Sub, or the ability of either to consummate the Contemplated Transactions, individually or together.

“Common Membership Units” has the meaning set forth in the Operating Agreement.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including without limitation: (i) the Merger, (ii) the sale of the Purchased Interests, and (iii) the performance by the parties of their respective covenants and obligations under this Agreement.

“Contracts” means all agreements, contracts, subcontracts, leases, promissory notes, bonds, mortgages, indentures, option agreements, warranties, purchase orders, licenses or sublicenses and similar arrangements or agreements (including all amendments thereto.)

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” means any demand, lawsuit, action, proceeding, arbitration, hearing, investigation, charge, complaint, claim, decree or order or notice filed or commenced against or threatened in writing against, with or to the Company by any Person alleging any potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of or relating to (1) any Environmental Laws, or (2) the use, possession, generation, treatment, storage, recycling, transportation or disposal or arrangement for disposal or the Release of Hazardous Substances.

“Environmental Laws” means Laws relating to the pollution or protection of the environment and all laws concerning employee health and safety, including Laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments

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and Reauthorization Act (“CERCLA”); the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”); the Federal Water Pollution Control Act, as amended; the Federal Clean Air Act, as amended; the Toxic Substances Control Act, as amended; the Safe Drinking Water Act, as amended; the Pollution Control Act of 1990, as amended; and comparable state and local laws, all as in effect on the date hereof.

“Existing Debt” means all debt identified on Schedule 1.1 hereto, in the amounts specified in payoff letters delivered by the Acquired Companies to Buyer and stating the amount required to pay the debt in full at Closing; provided, however, that, as to that certain Subordinated Promissory Note dated January 23, 2003, executed by the Company and Arnold Holdings in favor of Roadway Corporation, no payoff letter will be delivered and the amount to be repaid by Buyer shall be as set forth on Schedule 1.1.

“Governmental Entity” means any domestic, foreign or other court, government, administrative, regulatory, political, or other governmental agency, commission, authority, entity or instrumentality.

“Hazardous Substances” means “hazardous substances” pursuant to CERCLA, “hazardous waste” pursuant to RCRA, “toxic pollutants” pursuant to the Federal Water Pollution Control Act, and friable asbestos, polychlorinated byphenyls and petroleum products.

“Law” means any constitution, statute, judgment, law, ordinance, rule, or regulation promulgated by any Governmental Entity (including, without limitation, the following types: environmental, energy, safety, health, zoning, antidiscrimination, antitrust, employment, transportation, Tax, and employee benefit (including ERISA)).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means any and all debts, liabilities, obligations, and commitments, whether known or unknown, asserted or unasserted, fixed, absolute, or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence, strict liability, or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Materially Adverse Effect” means any change, circumstance or effect that does have, or would reasonably be expected to have, a materially adverse effect on the business, operations, condition (financial or otherwise), or results of operations of the Acquired Companies taken as a whole, or the ability of the Holding Company or the Members to consummate the Contemplated Transactions; provided, however, that Materially Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from general economic conditions or other conditions generally affecting the industry in which the Company competes. The Acquired Companies may, however, at their option, include in the Schedules of this Agreement items which would not have a Materially Adverse Effect within the meaning of the previous sentence in order to avoid any

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misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by the Company that such items would have a Materially Adverse Effect or further define the meaning of such term for the purpose of this Agreement.

“Membership Units” means both Common Membership Units and Preferred Membership Units, without distinction as to class.

“Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Arnold Holdings, LLC, dated as of January 23, 2003

“Ordinary Course of Business” means an action taken by a Person only if such action is consistent with the past practices (in both nature and magnitude) of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (i) the articles or certificates of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the certificate of formation and limited liability company agreement or similar document of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the forgoing.

“Permits” means all permits, licenses, franchises, and other approvals of Governmental Authorities including common and contract carrier and brokerage authority required to operate the Company’s business.

“Person” means a natural person, trust, company, firm, association, limited liability company, corporation or other business organization or Governmental Entity.

“Preferred Membership Units” has the meaning set forth in the Operating Agreement.

“Private Equity Members” means ING Furman Selz Investors III, L.P., ING Barings U.S. Leveraged Equity Plan LLC, ING Barings Global Leveraged Equity Plan Ltd., and James Dowling.

“Proceeding” means any action, suit, litigation, investigation, hearing, notice of violation, order, claim, citation, charge, demand, complaint, review, or penalty assessment, in each case whether formal or informal, administrative, civil or criminal, at law or in equity, in each case in front of any Governmental Entity, as well as any arbitration, mediation, or other form of alternative dispute resolution.

“Release” has the meaning set forth in CERCLA.

“Sellers’ Knowledge” means Mike Walters, Mike Gregerson, Eric Samartino, Bob Knappe, Kurt Ankiewicz, Seth Wilson, Brian Friedman, or James Dowling is actually aware of such fact or matter.

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“Stock Purchase, Contribution, and Exchange Agreement” shall mean that certain Stock Purchase, Contribution, and Exchange Agreement of even date herewith, by and among Buyer, Xpress Holdings, Inc., a Nevada corporation, and the individuals named therein as the Management Stockholders, as such agreement may be amended from time to time.

“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement of even date herewith, by and among Buyer, Xpress Holdings, Inc., a Nevada corporation, and the individuals named therein as the Management Stockholders, as such agreement may be amended from time to time.

(b)               Other Definitions. The following defined terms shall have the meaning set forth in the referenced Section:

Term	As Defined on Page
Acquired Companies	1
Affiliate	1
Agreement	1
Arnold Holdings	1
Audited Financial Statements	15
Balance Sheet	15
Balance Sheet Date	15
Basic Representation Survival Period	34
Benefit Plans	22
Buyer	1
Buyer Indemnified Parties	35
Buyer Materially Adverse Effect	2
Buyer’s Knowledge	2
Cap	37
CERCLA	3
Closing	10
Closing Date	10
Code	18
Common Membership Units	2
Company	1
Confidentiality Agreement	29
Contemplated Transactions	2
Contracts	2
Cost Calculation	9
Covenant Survival Period	34
Damage Threshold	37
Damages	35
Debt Financing Commitments	26
Delaware Post-Closing Merger	33
DGCL	2
DLLCA	2

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Effective Time	8
Encumbrance	2
Environmental Claim	2
Environmental Laws	2
Equity Financing Commitment	26
ERISA	22
Excess Amount	9
Existing Debt	3
Extended Representation Survival Period	34
Financial Statements	15
GAAP	16
General Survival Period	34
Governmental Entity	3
Group	22
Hazardous Substances	3
Holding Company	1
HSR Act	10
Indemnified Parties	36
Indemnifying Party	36
Knowledge	4
Law	3
Leased Real Property	19
Legal Requirement	3
Liability	3
Material Contract	20
Materially Adverse Effect	3
Members	1
Membership Units	4
Merger	7
Merger Consideration	8
Merger Sub	1
Operating Agreement	4
Option Exercise Agreements	11
Ordinary Course of Business	4
Organizational Documents	4
Owned Real Property	19
Permits	4
Permitted Encumbrances	18
Person	4
Preferred Membership Units	4
Private Equity Members	4
Proceeding	4
Promissory Notes	7
Purchased Units	7
RCRA	3
Real Property	19

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Real Property Documents	19
Real Property Leases	19
Release	4
Seller Indemnified Parties	35
Stock Purchase, Contribution, and Exchange Agreement	5
Stockholders’ Agreement	5
Survival Periods	34
Surviving Company	7
Tax	18
Tax Return	18
Third Party Claim	36
Transaction Costs	9
Unaudited Financial Statements	15
USX	26
Walk-Away Breach	32
WARN Act	30

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ARTICLE II

PURCHASE AND SALE OF THE MEMBERSHIP UNITS; MERGER; CLOSING

2.1.	Purchase and Sale of the Membership Units.

(a)               Purchase and Sale. Immediately prior to the Merger (as defined in Section 2.2) and pursuant to the terms and subject to the conditions of this Agreement, at the Closing referred to below, the Private Equity Members shall sell, transfer and deliver to Merger Sub, and Merger Sub shall purchase from the Private Equity Members an aggregate 101,858 Preferred Membership Units (the “Purchased Units”), such Preferred Membership Units to be sold by the Private Equity Members in the amounts set forth opposite their respective names on Schedule 2.1(b) hereto.

(b)            Promissory Note. In exchange for the Purchased Interests, Merger Sub shall deliver to each Private Equity Member a promissory note (the “Promissory Notes”) in the principal amount set forth opposite the name of such Private Equity Member on Schedule 2.1(b) hereto, with such note to be substantially in the form set forth on Exhibit A hereto.

2.2.	Merger of the Holding Company and Merger Sub.

(a)               The Merger. On and subject to the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Holding Company at the Effective Time (the “Merger”). Following the Merger, the separate existence of Merger Sub shall cease, and the Holding Company shall be the company surviving the Merger (the “Surviving Company”) and shall be a subsidiary of Buyer.

(b)	Effect of Merger.

(i)                General. On the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware. The Merger shall become effective at the time (the “Effective Time”) the certificate of merger is duly filed with the Secretary of State of the State of Delaware by the Holding Company and Merger Sub or at such later date and time as may be specified in the certificate of merger by mutual agreement of the Holding Company, Buyer, and Merger Sub. The Merger shall have the effect set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers, and franchises of the Holding Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties, and obligations of the Holding Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company. The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Holding Company or Merger Sub in order to carry out and effectuate the Merger contemplated by this Agreement.

(ii)               Certificate of Formation. The certificate of formation of the Surviving Company shall be the certificate of formation of the Holding Company in effect as of the Effective Time until otherwise amended in accordance with the DLLCA or the Surviving Company’s Organizational Documents.

(iii)              Limited Liability Company Agreement. The limited liability company agreement of the Surviving Company shall be the limited liability company agreement of the Holding Company in effect as of the Effective Time until otherwise amended in accordance with the DLLCA and the Surviving Company’s Organizational Documents.

(iv)              Officers. Until their successors are duly elected or appointed and qualified in accordance with the DLLCA, the officers of the Surviving Company from and after the Effective Time shall be the officers of the Holding Company as of the Effective Time.

(v)	Conversion of the Holding Company Membership Units.

(A)              By virtue of the Merger, each of the Holding Company Membership Units owned by the Members (excluding any interest owned by Buyer or Merger Sub at the Effective Time) outstanding immediately prior to the Effective Time shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate representing any such Holding Company Membership Units shall cease to have any rights with respect thereto, except the right to receive an amount equal to Forty-Nine and 09/100 Dollars ($49.09) (the “Merger Consideration”), less any adjustment under Section 2.2(b)(vi) for each issued and outstanding Membership Unit of the Holding Company upon surrender of such certificate, duly endorsed or accompanied by instruments of transfer satisfactory to Buyer. The Merger Consideration shall be paid in cash by cashier’s check or by wire transfer of immediately available funds to accounts designated by the Members in writing at least two (2) business days prior to Closing.

(B)              Each of the Holding Company Membership Units owned by Buyer or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(vi)              Adjustments to Merger Consideration. All legal, investment banking, and other professional, advisory, and other transaction-related expenses of the Acquired Companies and the Members incurred during the six-month period prior to Closing in connection with all efforts to prepare the Acquired Companies for possible sale and engage in the sale process, including but not limited to the expenses incurred in connection with or resulting from the Closing of the Contemplated Transactions, and which are paid by the Acquired Companies at or prior to Closing (the “Transaction Costs”) shall be the liability and obligation of the Company (and not the Members); provided that to the extent that any such Transaction Costs exceed the lesser of (i) five hundred thousand dollars ($500,000) or (ii) fifty percent (50%) of the Transaction Costs, then such excess (the “Excess Amount”) shall reduce the Merger Consideration in the manner described below in this subsection (vi). At least two (2) business days prior to Closing, the Company will deliver to the Buyer the total amount of Transaction Costs that will be paid by the Company at or prior to the Closing and a calculation of the Excess Amount (the “Cost Calculation”). The Merger Consideration will be adjusted downward to the extent that the Excess Amount is a positive number as described in the next sentence.

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aggregate amount of Merger Consideration that is payable to each Member pursuant to Section 2.2(b)(v) hereof shall be reduced by an amount equal to the Excess Amount multiplied by the percentage set forth opposite such Member’s name on Schedule 7.4 hereto. Any legal, investment banking, and other professional, advisory, and other transaction-related expenses of the Acquired Companies and the Members incurred by the Company after the Closing or any Transaction Costs which are not reflected in the Cost Calculation shall be the responsibility and obligation of the Members and not the Acquired Companies. The Members agree that any liabilities and obligations that result from the application of the previous sentence will be paid by each Member on a pro rata basis in accordance with the percentages set forth on Schedule 7.4 hereto.

(vii)             Conversion of Stock of Merger Sub. By virtue of the Merger, at and as of the Effective Time, each of Merger Sub’s shares of common stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable Membership Unit of the Surviving Company and shall thereafter constitute all of the issued and outstanding Membership Units of the Surviving Company. Each common stock certificate of Merger Sub evidencing ownership of any interest of Merger Sub shall, after the Effective Time, evidence ownership of such Membership Units of the Surviving Company.

(viii)            Closing of Transfer Books. At the Effective Time, the Membership Unit transfer books of the Holding Company shall be closed with respect to Membership Units of the Holding Company issued and outstanding immediately prior to the Effective Time, and no further transfer of such interest shall thereafter be made on such transfer books; provided, that for all purposes of this Agreement, the transfer set forth in Section 2.1 herein shall occur immediately prior to the Effective Time.

2.3.             Closing. Unless this Agreement shall have been terminated and the Contemplated Transactions abandoned pursuant to Section 7.3, the closing of the purchase and sale of the Purchased Interests and of the Merger (the “Closing”) will take place on the date two business days after the satisfaction of the conditions set forth in Article III (other than those conditions that are to be satisfied at Closing), at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, unless another date, time or place is agreed to in writing by the parties hereto (the “Closing Date”).

ARTICLE III

CONDITIONS TO CLOSING

3.1.             Conditions to the Obligations of Buyer, Merger Sub, the Holding Company, and the Members. The respective obligations of Buyer, Merger Sub, the Holding Company, and the Members to effect the purchase and sale of the Purchased Interests of the Holding Company and the Merger shall be subject to the satisfaction or waiver by Buyer, Merger Sub, the Holding Company, and the Members (where permissible) at or prior to the Closing Date of the following conditions:

(a)               No Order; Legality. No injunction, order or decree of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the Contemplated Transactions herein, and no Law shall be in effect that makes the Contemplated Transactions hereby illegal.

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(b)               Antitrust Waiting Periods. Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) shall have expired or terminated.

(c)               Other Agreements. Each of the Members who is named as a Management Stockholder in the Stock Purchase, Contribution, and Exchange Agreement shall have performed all of his, her, or its covenants and obligations thereunder (other than those covenants and obligations that are waived by Buyer and Xpress Holdings, Inc.), subject only to the condition subsequent that the Merger under this Agreement shall occur.

3.2.             Conditions to the Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub (where applicable) to purchase and pay for the Purchased Interests and effectuate the Merger shall be subject to the satisfaction or waiver by Buyer (where permissible) at or prior to the Closing Date of the following additional conditions:

(a)               Representations and Warranties. All of the representations and warranties of the Acquired Companies and the Members made in this Agreement must be true and correct as of the Closing Date, as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date which shall be true and correct as of that date) except for (A) changes provided for in this Agreement and (B) breaches or inaccuracies of representations or warranties (other than representations and warranties in Sections 4.1(d) and 4.1(g)) that do not, individually or in the aggregate, have a Materially Adverse Effect.

(b)               Certificates. Each of the Acquired Companies and the Members shall have delivered to Buyer a certificate signed by a duly authorized representative (or in the case of individual Members, by such Member) affirming that its representations and warranties made in this Agreement are true and correct as of the Closing Date, as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date which shall be true and correct as of that date) except for (A) changes provided for in this Agreement and (B) breaches or inaccuracies of representations or warranties (other than representations and warranties in Sections 4.1(d) and 4.1(g)) that do not, individually or in the aggregate, have a Materially Adverse Effect.

(c)               Agreements and Covenants. Each of the Acquired Companies and the Members shall have performed or complied in all material respects with their respective agreements and covenants contained in this Agreement required to be performed or complied with by them on or prior to the Closing Date and shall have delivered to Buyer a certificate duly executed by each to that effect. The Holding Company and the Members and the Company shall have executed and delivered each document reasonably requested by Buyer pursuant to this Agreement.

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(d)               Qualifications. All authorizations, approvals, consents, and permits, from the Governmental Entities and other third parties set forth on Schedule 3.2(c) shall be duly obtained and effective as of the Closing.

(e)               No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

(f)                Closing of Financing Commitments. Buyer and Merger Sub shall have obtained all of the financing specified in the Debt Financing Commitments in order to consummate the Merger, to pay the Existing Debt, and to fund the working capital needs of the Surviving Company and its Subsidiaries after the Closing on terms and conditions substantially in accordance with the Debt Financing Commitments or from alternative sources on terms and conditions substantially equivalent to the terms and conditions in the Debt Financing Commitments.

(g)               No Materially Adverse Effect. From the date hereof, no Materially Adverse Effect shall have occurred, and no event shall have occurred or circumstance come into existence that reasonably would be expected to result in such a Materially Adverse Effect.

(h)               Options. Each holder of an option to acquire Membership Units in Holding Company shall have executed an Option Exercise Agreement substantially in the form of Exhibit B hereto (the “Option Exercise Agreements”).

3.3.             Conditions to the Obligations of the Holding Company and the Members. The obligation of the Private Equity Members to sell and deliver the Purchased Interests and of the Holding Company and the Members to effectuate the Merger shall be subject to the satisfaction or waiver by the Holding Company and the Members (where permissible) at or prior to the Closing Date of the following conditions:

(a)               Representations and Warranties. All of the representations and warranties of Buyer and Merger Sub made in this Agreement must be true and correct as of the Closing Date, as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date which shall be true and correct as of that date) except for (i) changes provided for in this Agreement and (ii) breaches or inaccuracies of representations or warranties (other than representations and warranties in Section 4.2(a)) that do not, individually or in the aggregate, have a Buyer Materially Adverse Effect.

(b)               Certificates. Buyer shall have delivered to the Holding Company and the Members a certificate signed by duly authorized representatives of Buyer and Merger Sub affirming that the representations and warranties of Buyer and Merger Sub made in this Agreement are true and correct as of the Closing Date, as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date which shall be true and correct as of that date) except for (i) changes provided for in this Agreement and (ii) breaches or inaccuracies of representations or warranties (other than representations and warranties in Section 4.2(a)) that do not, individually or in the aggregate, have a Buyer Materially Adverse Effect.

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(c)               Agreements and Covenants. Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by Buyer and Merger Sub on or prior to the Closing Date, and they shall have delivered to the Holding Company and the Members a certificate duly executed by each to that effect.

(d)               No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Holding Company or the Members, or against any Person affiliated with the Holding Company or the Members, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

(e)               Member Certificates. Mike Walters, Mike Gregerson, Eric Samartino, Bob Knappe, and Kurt Ankiewicz shall have executed and delivered certificates, in form satisfactory to the Private Equity Members, stating that they have reviewed the representations and warranties contained in Sections 4.1 and 4.2 of this Agreement and affirming that those representations and warranties are true and correct in all material respects.

(f)                Terms of Financing Commitments. The agreements relating to the financing specified in the Debt Financing Commitments, or the agreements relating to the alternative sources of financing obtained on terms and conditions substantially equivalent to the terms and conditions in the Debt Financing Commitments, shall include provisions allowing for and shall not otherwise restrict or prohibit, following the Closing, the incurrence of sufficient debt financing (through the facilities described in the Debt Financing Commitments, alternative sources of financing, or otherwise) to permit the repayment the Promissory Notes in full in accordance with their terms at maturity, and such provisions shall be in a form reasonably satisfactory to the Members.

(g)               Existing Debt. The Existing Debt shall be paid in full by Buyer concurrently at Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1.             Representations and Warranties Regarding the Acquired Companies. The Members hereby represent and warrant to Buyer and Merger Sub as follows:

(a)	Organization and Standing of the Acquired Companies

(i)                The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania and Arnold Holdings is a corporation duly organized, validly existing, and in good standing under the laws of the State

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of Delaware. Each of Arnold Holdings and the Company has all corporate power and corporate authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and is qualified or registered as and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned, operated or leased by it or the nature of its activities is such that qualification or registration by it as a foreign corporation is required by applicable law, except where the failure to be in good standing would not, individually or in the aggregate, have a Materially Adverse Effect. Each of Arnold Holdings and the Company has delivered to Buyer true and complete copies of its Organizational Documents.

(ii)               The Holding Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Holding Company has all power and authority to own, lease or otherwise hold its properties and assets and to carry on its businesses as presently conducted, and is qualified or registered and in good standing as a foreign limited liability company in all jurisdictions in which the character of the properties owned, operated or leased by the Holding Company or the nature of its activities is such that qualification or registration by the Holding Company as a foreign limited liability company is required by applicable law, except where the failure to be in good standing would not, individually or in the aggregate, have a Materially Adverse Effect. The Holding Company has delivered to Buyer true and complete copies of its Organizational Documents.

(b)	Authority.

(i)                Each of Arnold Holdings and the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions. All corporate acts and other proceedings required to be taken by each of Arnold Holdings and the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and Arnold Holdings, and upon the execution and delivery of this Agreement by them and by the other parties hereto, this Agreement will constitute the legal, valid and binding obligation of the Company and Arnold Holdings, enforceable against such parties in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii)               The Holding Company has all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by the Holding Company to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by the Holding Company, and upon execution and delivery by the Holding Company and the other parties hereto, this Agreement will constitute the legal, valid and binding obligation of the Holding Company enforceable against such parties in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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(c)	No Conflict.

(i)                The execution, delivery and performance by the Acquired Companies of this Agreement and the consummation by them of the Contemplated Transactions will not (A) violate or conflict with the Organizational Documents of any Acquired Company, (B) assuming satisfaction of the requirements set forth in Section 4.1(c)(ii) below, violate any Law to which any Acquired Company is subject or violate or conflict with any Proceeding applicable to any of them, or (C) except as disclosed on Schedule 4.1(c)(i), violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any Acquired Company under, or result in the creation of an Encumbrance on any of the properties or assets of any Acquired Company pursuant to, any provision of any Contracts or other instrument binding upon such Acquired Company or any license, franchise, permit or other similar authorization held by such Acquired Company, except in the case of the foregoing clause (C) for any such violation, conflict, default, right, or Encumbrance which would not individually or in the aggregate have a Materially Adverse Effect.

(ii)               The execution, delivery and performance by the Acquired Companies of this Agreement and the consummation by of the Contemplated Transactions do not require any consent from, filing with or consent or approval of any Governmental Entity or any third party except for (A) the filing of a report under the HSR Act and the expiration of the applicable waiting period to the extent the HSR Act is applicable, (B) any consent or filing that Buyer is required to obtain or make disclosed on Schedule 4.1(c)(ii), and (C) consents and filings which, if not obtained or made, will not individually or in the aggregate have a Materially Adverse Effect.

(d)	Ownership Structure.

(i)                The authorized capital stock of the Company consists of 500 shares of common stock, of which 100 shares are validly issued and outstanding, fully paid and nonassessable and owned by Arnold Holdings, free and clear of all Encumbrances, except as set forth in Schedule 4.1(d)(i). There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable interests or other commitments pursuant to which the Company is or may become obligated to issue any capital stock or any other interests convertible, exchangeable or exercisable for any such capital stock, and no equity interests of the Company are reserved for issuance for any purpose.

(ii)               The authorized capital stock of Arnold Holdings consists of 100 shares of Common Stock, of which 100 shares are validly issued and outstanding, fully paid and nonaccessable, and owned by the Holding Company, free and clear of all Encumbrances, except as set forth in Schedule 4.1(d)(ii). There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable interests or other commitments pursuant to which the Arnold Holdings is or may become obligated to issue any capital stock or any other interests convertible, exchangeable or exercisable for any such capital stock, and no equity interests of the Arnold Holdings are reserved for issuance for any purpose.

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(iii)              The authorized Membership Units of the Holding Company consist of 5,000,000 Common Membership Units and 700,000 Preferred Membership Units, of which 200,000 Common Membership Units and 700,000 Preferred Membership Units are validly issued and outstanding as of the date of this Agreement. Except as disclosed on Schedule 4.1(d)(iii), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable interests or other commitments pursuant to which the Holding Company is or may become obligated to issue any Membership Units of the Holding Company or any other interests convertible, exchangeable or exercisable for any such Membership Units, and no equity interests of the Holding Company are reserved for issuance for any purpose.

(e)               Activities of Holding Company and Arnold Holdings. The only asset of the Holding Company is 100% of the capital stock of Arnold Holdings and the only asset of Arnold Holdings is 100% of the capital stock of the Company.

(f)                Subsidiaries; Ownership Interests. The Company does not have any subsidiaries and does not, directly or indirectly, beneficially own, or have any contract to acquire, any stock of, or any other equity or ownership interest in or have any debt investment or similar interest in any other corporation or business entity.

(g)               Financial Statements. Schedule 4.1(g) sets forth the audited balance sheets of the Company as of December 31, 2003 (the “Balance Sheet” and December 31, 2003, being the “Balance Sheet Date”), and the related statements of income, retained earnings and cash flows of the Company for the year then ended, together with the notes to such financial statements (the “Audited Financial Statements”). Schedule 4.1(g) also sets forth the balance sheet of the Company as of September 11, 2004, and the related income statement of the Company for the year-to-date period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with the books and records of the Company. The Audited Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of operations, changes in stockholders’ equity, and cash flows of the Company for the years then ended, in conformity with generally accepted accounting principles (“GAAP”). The Unaudited Financial Statements present fairly, in all material respects, the financial position of the Company as of September 11, 2004 and the results of its operations and cash flows for the year-to-date period then ended, in conformity with GAAP except for (i) the absence of footnotes and other disclosures required in audited financial statements by GAAP and (ii) normal year end adjustments and reclassifications the aggregate effect of which is immaterial. No financial statements of any other Person are required by GAAP to be included in the financial statements.

(h)               Absence of Changes or Events. Except as set forth in Schedule 4.1(h) or any other Schedule to this Agreement, since the Balance Sheet Date the business of the Company has been conducted in the Ordinary Course of Business and there has not occurred any event or condition which, individually or in the aggregate, has had or would have a Materially Adverse Effect. Without limiting the generality of the foregoing since the Balance Sheet Date, except as set forth in Schedule 4.1(h) or reflected in the Unaudited Financial Statements, the Company has not:

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(i)                paid any dividends or other distributions in respect of any class of its capital stock, or made any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock;

(ii)               merged or consolidated with or acquired the business of any other corporation or other business organization, or acquired any material property or material assets of any other Person;

(iii)              adopted or amended (other than to comply with applicable Laws) any Company Benefit Plan (as defined in Section 4.1(p)) or increased the compensation of any of its salaried employees except in the Ordinary Course of Business;

(iv)              entered into any agreement with the Holding Company, Arnold Holdings, and Member, or any Affiliate thereof, including, without limitation, any agreement to make advances or loans;

(v)               incurred any additional indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any Person;

(vi)              sold, pledged, leased, licensed or disposed of any of its material assets except in the Ordinary Course of Business; or

(vii)	made any change in the nature of its business or operations.

(i)                Undisclosed Liabilities. As of the date of this Agreement, the Company does not (and, as of Closing, the Company will not) have any Liabilities except for (i) Liabilities disclosed, reflected or reserved against in the Financial Statements, (ii) Liabilities incurred after the date of such Financial Statements in the Ordinary Course of Business, (iii) the matters disclosed in or arising out of matters disclosed in Schedule 4.1(i) and the other Schedules to this Agreement or which are the subject of other representations and warranties set forth herein, (iv) Liabilities incurred in connection with this Agreement and the Contemplated Transactions, (v) Liabilities under any Contract (excluding liabilities resulting from any breach thereof or any breach of warranty, tort, or violation of Law relating thereto) with respect to Contracts which are disclosed on Schedule 4.1(m), or are not required to be disclosed on Schedule 4.1(m), or have been entered into after the date of this Agreement without violation of this Agreement, and (vi) other Liabilities which, individually and in the aggregate, do not have a Materially Adverse Effect.

(j)	Taxes. Except as disclosed in Schedule 4.1(j):

(i)                All material Tax Returns required to be filed by the Acquired Companies have been timely filed (after giving effect to any valid extensions of time in which to make such filings). All such Tax Returns are true, correct, and complete in all material respects. All material Taxes of the Acquired Companies required to be paid, whether or not shown as due on such Tax Returns, have been timely paid.

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(ii)               No Acquired Company has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no waiver or extension has been requested.

(iii)              No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return except for extensions that may be incurred without penalty.

(iv)              No Acquired Company is a party to any Tax allocation or Tax sharing agreement.

(v)               There is no Tax deficiency outstanding, assessed or to Sellers’ Knowledge, proposed against any Acquired Company. No audit or other examination of any Tax Return of any Acquired Company is currently in progress. No taxing authority with respect to which an Acquired Company does not file Tax Returns has claimed that such Acquired Company is, or may be, subject to taxation by that jurisdiction.

(vi)              No Acquired Company, and no other person on behalf of any Acquired Company, has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (as defined herein) or any similar provision of state, local or foreign law by reason of a change in accounting method (and no application is pending with any taxing authority with respect to an accounting method change).

(vii)             No Acquired Company is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other taxing authority that would have continuing effect after the Closing.

(viii)            The Company and Arnold Holdings have filed federal income Tax Returns for all periods since the acquisition of the Company’s common stock by Arnold Holdings. Neither the Company (except with respect to the group described in the preceding sentence) nor the Holding Company has been a member of an affiliated group of corporations (as that term is defined in Section 1504(a)(1) of the Code, or any similar provision of state, local, or foreign law), and neither the Company nor Arnold Holdings has liability for the Taxes of any person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

(ix)              No Acquired Company has, in the last five years, been the “distributing corporation” or the “controlled corporation” in a transaction intended to be governed by Section 355(a) of the Code.

(x)               The Holding Company has been properly treated as a partnership for federal income tax purposes for all periods of its existence.

As used herein “Taxes” and “Tax” means any federal, state, local and foreign income, capital gains, payroll, withholding, excise, sales, use, personal property, use, occupancy, fuel, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, capital stock, or franchise

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tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or additional amount imposed by any Governmental Entity. “Tax Return” means any return, report, schedule, notice, form or other document or information required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, return filed pursuant to an extension or declaration of estimated Tax. “Code” means the Internal Revenue Code of 1986, as amended.

(k)	Properties.

(i)                The Company has title to, or a valid and binding leasehold interest in, all of its real and personal properties and all of its assets (including the Real Property described below and those properties or assets reflected on the Balance Sheet or acquired in the Ordinary Course of Business by the Company since the Balance Sheet Date, except property sold or otherwise disposed of since the Balance Sheet Date), free and clear of all Encumbrances, except (A) those disclosed in the Financial Statements or Schedule 4.1(k), (B) leasehold interests and licenses granted by the Company to third parties as disclosed on Schedule 4.1(k), (C) Encumbrances that do not materially detract from the value of the real property subject thereto, or materially impair the operation of the Company or materially detract from its business, (D) any Encumbrances that are shown on any ALTA/ACSM Land Title Survey of the Owned Real Property previously delivered by the Holding Company to Buyer that are identified on Schedule 4.1(k) (E) Encumbrances imposed by operation of law (including without limitation mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other similar liens arising from or incurred in the Ordinary Course of Business and for which the underlying payments are not yet delinquent), (F) Encumbrances for taxes, assessments, or other governmental charges not yet delinquent, and (G) non-consensual Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, and other types of social security ((A) through (G) being collectively referred to as the “Permitted Encumbrances”).

(ii)               Set forth on Schedule 4.1(k) is a list of each parcel of real property owned by the Company (the “Owned Real Property”).

(iii)              Set forth on Schedule 4.1(k) is a list of all leases (the “Real Property Leases”) for all real property leased by the Company as of the date hereof, other than drop lot leases for which the Company pays less than $20,000 in rent annually under the terms of the lease in effect as of the date hereof (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company enjoys peaceful and undisturbed possession under such Real Property Leases sufficient for current use and operations.

(iv)	With respect to the Real Property, as applicable:

(1)               Regarding all documents that evidence, secure or otherwise relate to the Owned Real Property or, to Sellers’ Knowledge, the Leased Real Property (collectively, the “Real Property Documents”): (A) there is no material default thereunder by any of the parties thereto, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the

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 termination) thereof; and (B) except as disclosed on Schedule 4.1(k), none of the transactions or documents required or contemplated by this Agreement will constitute or create a default or event of default thereunder (or permit the termination thereof or require third party approval or other action pursuant thereto, other than such defaults, events of default, terminations, approvals, or actions which, if not obtained or performed, will not individually or in the aggregate have a Materially Adverse Effect.);

(2)               Except as set forth on Schedule 4.1(k), the Company has not leased or sublet, as lessor or sublessor, and no third party is in possession of, or has the right of use of occupancy of any portion of, any of the Real Property, and neither the whole nor any portion of any tract of the Real Property has been condemned, requisitioned or otherwise taken by any Governmental Entity and, to Sellers’ Knowledge, no such condemnation, requisition or taking is threatened or contemplated;

(3)               No written notice of any increase in the assessed valuation of the Real Property, and no written notice of any contemplated special assessment, has been received by the Company or its Affiliates and, to Sellers’ Knowledge, there is no threatened special assessment pertaining to any of the Real Property; and

(4)               Except as set forth on Schedule 4.1(k), there are no Contracts to which the Company is a party, or by which any of the Real Property is bound, granting to any Person the right of use or occupancy of any portion of the Real Property.

(5)               The Real Property is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (A) the Permitted Encumbrances, (B) minor imperfections of title, if any, none of which materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of the Company, and (C) zoning laws or other land use restrictions that do not impair the present use of the property subject thereto.

(6)               All buildings, plants, and structures on the Owned Real Property are wholly within the boundaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

(l)                Intellectual Property. Schedule 4.1(l) sets forth a list of all patents and patent applications, trademark and service mark registrations and applications for registration, copyright registrations and applications for registration, and domain name registrations of the Company. Except as set forth in Schedule 4.1(l), the Company has no Knowledge of any claim being asserted by any third party that the Company has infringed the intellectual property of such third party. Except as set forth in Schedule 4.1(l), the Company does not have any pending claim that a third party has infringed any intellectual property owned by the Company.

(m)              Contracts. Schedule 4.1(m) contains a list of all outstanding Material Contracts. For purposes of this Agreement, “Material Contract” means all Contracts of the following types to which any of the Acquired Companies is a party or by which any Acquired Company or any of its properties is bound as of the date hereof:

(i)	joint venture and limited partnership agreements;

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(ii)               mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit;

(iii)              agreements for the sale of goods or performance of services by or with any vendor (or any group of related vendors) that had aggregate payments exceeding $500,000 or any of the Acquired Company’s top ten (10) customers (or groups of related customers) in terms of revenue received by the Acquired Companies, in each case during the period year-to-date in 2004;

(iv)              lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property, excluding personal property such as photocopiers, fax machines, and other office equipment having lease payments of less than $10,000 annually;

(v)               agreements restricting in any manner the right of such Acquired Company to compete with any other Person, restricting the right of such Acquired Company to sell to or purchase from any other Person;

(vi)              agreements between such Acquired Company and any of its Affiliates;

(vii)             guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements;

(viii)	custom bonds and standby letters of credit;
(ix)	powers of attorney;

(x)               all noncompetition and/or nonsolicitation agreements restricting any Person’s ability to compete with such Acquired Company and/or to solicit such Acquired Company’s employees, independent contractors, customers, and/or clients;

(xi)              all agreements (other than agreements with respect to insurance and employee benefits, which are addressed in Sections 4.1(o) and 4.1(p), respectively) where the consequences of a breach or default thereunder, or the termination, expiration or cancellation thereof, would reasonably be expected to have a Materially Adverse Effect; and

(xii)             all employment, independent contractor, and consulting agreements.

Such Acquired Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default under any Material Contract and to Sellers’ Knowledge, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for such breaches or defaults which would not, individually or in the aggregate, have a Materially Adverse Effect. All of the Contracts are in full force and effect, except for failures to be in full force and effect which would not, individually or in the aggregate, have a Materially Adverse Effect.

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(n)               Litigation; Decrees. Schedule 4.1(n) sets forth a list as of October 19, 2004, of all Proceedings pending or, to Sellers’ Knowledge, threatened against the Acquired Companies, or any of their properties, assets, operations or businesses seeking an injunction or any other equitable relief or in which the damages claimed against an Acquired Company exceed $100,000 (or, if no damages are specified, in which the damages reasonably would be expected to exceed $100,000). Since October 19, 2004, no Proceeding has been commenced or, to Sellers’ Knowledge, threatened against the Acquired Companies, or any of their properties, assets, operations or businesses other than Proceedings that would not have a Materially Adverse Effect. Except as disclosed on Schedule 4.1(n), there are no judgments, orders and decrees of any court or any Governmental Entity against any Acquired Company or any of its properties, assets, operations or businesses that have not been satisfied or resolved. The Acquired Companies are not in default under any judgment, order or decree.

(o)               Insurance. The Acquired Companies have delivered to Buyer copies of all insurance policies and all self insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies in effect as of the date hereof, as well as any other insurance policy or self insurance program or arrangement relating to any policy period since January 23, 2003 under which one or more claims remain open. Except as set forth on Schedule 4.1(o), all such policies are in full force and effect, (i) all premiums due and payable thereon have been paid in full, (ii) the Acquired Companies have not received any written notice of cancellation, amendment or dispute as to coverage with respect to any such policies, and (iii) the Acquired Companies have given notice of all third-party claims to be insured or covered thereunder. Except as set forth on Schedule 4.1(o), as of the date of this Agreement, the Acquired Companies are not a party to, or bound by the terms of, any material surety or other bonds.

(p)	Benefit Plans.

(i)                Schedule 4.1(p) sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pension benefit plans, bonus, deferred compensation, stock or stock option plans or arrangements, contracts, or understandings, severance, change-in-control, profit-sharing, and other employee fringe benefit plans or arrangements, contracts, or understandings (whether qualified or unqualified, currently effective or terminated, written or unwritten) under which any employee or former employee of any Acquired Company has any present or future right to benefits, payments, or other rights or under which any Acquired Company has any liability for present or future payment of benefits or other amounts (the “Benefit Plans”).

(ii)               As applicable with respect to each Benefit Plan, the Acquired Companies have made available to Buyer copies of (A) each current Benefit Plan document, including any amendments, (B) any summary plan description provided under a Benefit Plan, and (C) the most recent Internal Revenue Service determination letter.

(iii)	Except as disclosed on Schedule 4.1(p):

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(A)              Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other Legal Requirements.

(B)              With respect to any Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) or investigations by any Governmental Entity are pending or, to Sellers’ Knowledge, threatened.

(C)              The execution, delivery and performance by the Acquired Companies of this Agreement and the Contemplated Transactions will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increases in benefits with respect to any employee of any Acquired Company. The consummation of the Contemplated Transactions will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

(D)              No Benefit Plan is a multi-employer or a defined benefit plan, and neither any Acquired Company nor any predecessor or ERISA Affiliate thereof has ever been a party to or sponsored a multi-employer or defined benefit plan.

(E)              No Acquired Company has been a member of a group of businesses under common control or business constituting a single employer (a “Group”), except a Group in which no member has been a party to a defined benefit plan, nor does any Acquired Company have any current or projected liability with respect to post-employment or post-retirement pension benefits for former or retired employees of such Acquired Company, ERISA Affiliates, or a member of a Group.

(q)               Compliance with Legal Requirements. Except as set forth in Schedule 4.1(q), the Acquired Companies and their properties, assets, and operations are in compliance with all Legal Requirements, and have been at all times since inception, except where noncompliance would not have a Materially Adverse Effect. Except as set forth on Schedule 4.1(q), since January 23, 2003, the Acquired Companies have not received any written communication from any Governmental Entity that alleges that any Acquired Company is in violation of any Legal Requirement, the substance of which communication has not been resolved. Except as set forth on Schedule 4.1(q), prior to January 23, 2003, the Acquired Companies have not received any written communication from any Governmental Entity that alleges that any Acquired Company is in violation of any Legal Requirement in any material respect, the substance of which communication has not been resolved. This Section 4.1(q) does not relate to employee benefits, environmental, or tax matters, which matters are covered in Sections 4.1(j), 4.1(p), and 4.1(r).

(r)                Environmental Matters. Except as disclosed on Schedule 4.1(r) or as specifically disclosed in the environmental reports listed on Schedule 4.1(r):

(i)                Each of the Acquired Companies and the Members and, to Sellers’ Knowledge, any predecessors thereof are and have since January 23, 2003 been in compliance with all Environmental Laws except where such noncompliance would not individually or in the

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 aggregate have a Materially Adverse Effect. No Proceeding has been filed or commenced against the Company, any Affiliate, or, to Sellers’ Knowledge, any predecessor alleging any failure to comply with any Environmental Laws. Without limiting the generality of the preceding sentence, each of the Acquired Companies and, to Sellers’ Knowledge, any predecessors thereof has obtained and is and has since January 23, 2003 been in compliance with all of the terms and conditions of all Permits which are required under Environmental Laws, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all such Permits, except where the failure to have obtained such Permits or the noncompliance therewith would not individually or in the aggregate have a Materially Adverse Effect.

(ii)               The Acquired Companies have no Liability (and neither the Company, Arnold Holdings, the Holding Company, the Members nor any predecessor thereof has handled, disposed of, arranged for the disposal of, or exposed any employee or other individual to any Hazardous Substance in violation of any Environmental Law, or owned, operated, or used any property or facility in violation of any Environmental Law or in a manner that could reasonably be expected to form the basis for any present or future Proceeding against the Acquired Companies under Environmental Laws, or giving rise to any Liability under Environmental Laws) for damage under Environmental Laws to any site, location, or body of water (surface or subsurface), or for any illness of, or personal injury to, any employee or other individual, under any Environmental Law, except in each case where the same would not have a Materially Adverse Effect.

(iii)              Any fuel or other storage tanks located at properties owned or used by any Acquired Company in its business, including the Real Property referenced in Section 4.1(k), comply in all respects with applicable Environmental Laws, do not leak, and are registered with the appropriate state agency (and all required actions in connection therewith have been taken) in the manner required under Environmental Laws, except where such noncompliance, leakage, or failure to so register or take required action would not have a Materially Adverse Effect, and no such tanks are scheduled for removal in the next five years.

(iv)              The Acquired Companies have delivered to Buyer and Merger Sub true and complete copies and results of any reports, studies, analyses, tests, or monitoring reports prepared by or for the Acquired Companies since January 23, 2003 or otherwise in their possession or control concerning the Acquired Companies or any property owned or used by the Acquired Companies concerning compliance with Environmental Laws.

(v)               This Section 4.1(r) contains the exclusive representations and warranties with respect to environmental matters, Environmental Laws, and Hazardous Substances under this Agreement.

(s)               Labor Matters. Except as set forth in Schedule 4.1(s), the Acquired Companies are not and during the past five years have not been, a party to any pending or threatened dispute with, nor are they bound by any agreement with, any labor organization, including any collective bargaining or similar agreement, nor does any such agreement determine the terms and conditions of employment of any employee. There is no labor strike, labor unrest, dispute, slowdown, stoppage, or organizing activity pending or, to Sellers’

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Knowledge, threatened against or affecting the Acquired Companies. The Acquired Companies have not experienced any work stoppage, strike, slowdown, picketing, leafleting, or union organizational efforts since January 23, 2003.

(t)                Brokers. Except for Sagent Advisors LLC, neither the Company, Arnold Holdings, the Holding Company, nor the Members have retained any broker, finder or investment banking firm to act on their behalf in connection with the Contemplated Transactions and no other person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the Contemplated Transactions.

(u)               Permits. Except as would not have a Materially Adverse Effect, (i) the Acquired Companies possess all Permits required to operate their business, (ii) such Permits are in full force and effect, any applications for renewal have been duly filed on a timely basis, (iii) no Proceeding is pending or threatened to revoke or limit any Permit, and (iv) each Acquired Company is operating in compliance with all Permits.

(v)               Employees; Independent Contractors. There are no agreements, plans, or policies which would give rise to any severance, termination, change-in-control, or other similar payment to any Acquired Company’s employees as a result of the consummation of the Contemplated Transactions. Except as set forth in Schedule 4.1(v), the Acquired Companies have no employment agreements, written or oral, with employees. Each Acquired Company maintains files on all employee and independent contractor truck drivers. To Sellers’ Knowledge, each employee and independent contractor driver of the Acquired Companies meets all Department of Transportation requirements in all material respects, and all driver files contain all required materials in all material respects. A copy of the form of contract used for any independent contractor operators of rolling stock has been delivered to Buyer. All such contracts are terminable by the Acquired Companies upon not more than 30 days’ written notice. Since January 23, 2003, the Acquired Companies have taken no action in respect of their employees that would require notice or create Liability under the Worker Adjustment and Retraining Notification Act or similar state laws, and the Acquired Companies have no present plans to take such action.

4.2.             Representations and Warranties of the Members. Each Member hereby, severally and not jointly, represents and warrants to Buyer as follows:

(a)               Authority. Subject to the Operating Agreement, such Member has all requisite legal right, power, and authority to enter into this Agreement and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by such Member to authorize the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken other than the board approval referenced in the Operating Agreement. This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid, and binding obligation of such Member, enforceable against such Member in accordance with its terms.

(b)               No Conflict. The execution, delivery, and performance by such Member of this Agreement and the consummation by such Member of the Contemplated Transactions will not (i) violate or conflict with the Organizational Documents or any resolutions of such

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Member, (ii) violate any provision of Law to which such Member is subject or violate or conflict with any Proceeding applicable to such Member. The execution, delivery, and performance by such Member of this Agreement and the consummation by such Member of the Contemplated Transactions does not require any consent from or filing with any Governmental Entity except for (A) any consent or filing that Buyer or Merger Sub is required to obtain or make, (B) any consent required under the Operating Agreement, and (C) consents and filings which, if not obtained or made, will not individually or in the aggregate have a Materially Adverse Effect.

(c)               Ownership of Membership Units. Such Member owns the outstanding Membership Units in the Holding Company specified as owned by such Member on Schedule 4.2(c) hereto, free and clear of any Encumbrances whatsoever, other than those imposed by the Operating Agreement.

4.3.             Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company, the Members, and the Holding Company as follows:

(a)	Organization, Authority.

(i)                Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(ii)               Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by Merger Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms.

(b)	No Conflict.

(i)                The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Contemplated Transactions will not (A) violate or conflict with the Organizational Documents or any resolutions of Buyer or Merger Sub, (B) assuming satisfaction of the requirements set forth in Section 4.2(b)(ii) below, violate any provision of Law to which Buyer or Merger Sub is subject or violate or conflict with any Proceeding applicable to Buyer or Merger Sub or (C) violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Sub under, or result in the creation of

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a lien or encumbrance on any of the properties or assets of Buyer or Merger Sub pursuant to, any provision of any Contract or other instrument binding upon Buyer or Merger Sub or any license, franchise, permit or other similar authorization held by Buyer or Merger Sub, except in the case of the foregoing clause (C) for any such violation, conflict, default, right or lien which would not individually or in the aggregate have a Buyer Materially Adverse Effect.

(ii)               The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Contemplated Transactions do not require any consent from, filing with or consent or approval of any Governmental Entity or any third party.

(c)               Financing. Buyer has furnished to the Acquired Companies and the Members correct and complete copies of executed, written commitment for debt financing from LaSalle Bank N.A. dated October 21, 2004 and an executed, written commitment for equipment financing from DaimlerChrysler Services North America LLC dated October 20, 2004 (together, the “Debt Financing Commitments”) committing to provide Buyer and Merger Sub, subject to the terms and conditions contained therein, with all of the financing they will require in order to consummate the Merger, to pay in full the Existing Debt, and to fund the working capital needs of the Surviving Company and its Subsidiaries after the Closing. Buyer has paid to LaSalle Bank N.A. a fee of $125,000 in connection with its portion of the Debt Financing Commitments, and each of the Debt Financing Commitments is in full force and effect as of the date hereof. Buyer has delivered to the Acquired Companies and the Members correct and complete copies of an executed, written commitment from U.S. Xpress Enterprises, Inc. (“USX”), dated October 21, 2004 (the “Equity Financing Commitment”), pursuant to which USX has agreed, subject to the terms and conditions contained therein, to make an equity investment in Buyer in an aggregate amount of $6,215,775.80 in connection with the Contemplated Transactions. The Equity Commitment Letter is in full force and effect as of the date hereof, and USX has, and will have at Closing, adequate cash sufficient to fund its commitment under such Equity Financing Commitment.

(d)               Litigation; Decrees. There are no lawsuits, claims, proceedings, investigations, injunctions, judgments, orders or decrees pending or, to Buyer’s Knowledge, threatened which challenge or seek to enjoin or delay this Agreement or the Contemplated Transactions or which would affect Buyer’s ability to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

(e)               Brokers. Buyer has not retained any broker, finder or investment banking firm to act on their behalf in connection with the Contemplated Transactions and no other person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the Contemplated Transactions.

ARTICLE V

COVENANTS

5.1.             Covenants of the Members and the Acquired Companies. The Members and the Acquired Companies covenant and agree as follows:

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(a)               Access. From and after the date hereof, the Acquired Companies will (i) give Buyer and its authorized representatives, employees, counsel and accountants reasonable access to their officers, management, agents, books, records, offices and other facilities and properties during mutually agreeable business hours and (ii) furnish to Buyer and its authorized representatives such information concerning their business, properties, contracts, assets, liabilities, personnel and other aspects which is reasonably requested; provided, however, that any such access shall be granted at reasonable times during normal business hours and in such a manner as not to interfere to an unreasonable extent with normal business operations; provided, further that Buyer and its authorized representatives shall not contact or hold discussions with customers, suppliers or non-management employees of the Company without the prior consent of the Company. Notwithstanding the foregoing, (i) the Acquired Companies are under no obligation to disclose to Buyer any information the disclosure of which is restricted by contract or applicable law or which would result in the waiver of any privileges, and (ii) granting such access does not include access to conduct any environmental sampling or testing without the Company’s prior written consent, at the Company’s sole discretion.

(b)               Ordinary Conduct. From and after the date hereof and prior to the Closing or earlier termination of this Agreement, and unless Buyer shall otherwise consent or agree in writing, which consent will not be unreasonably withheld or delayed, and except as contemplated by this Agreement or as disclosed on Schedule 5.1, each of the Acquired Companies will:

(i)	conduct its business in the Ordinary Course of Business;

(ii)               use its reasonable efforts to preserve its business organization intact and to preserve the goodwill of the suppliers, customers, employees, independent contractors, and others having business dealings with it;

(iii)	not amend its Organizational Documents;

(iv)              not issue any Membership Units, other membership interests or rights, warrants or options to acquire any such Membership Units or membership interests (including, without limitation, any phantom interest) or issue any interests convertible into such Membership Units or membership interests or convertible into interests in turn so convertible, or grant any options, warrants or rights to acquire any such convertible interests;

(v)               not split, subdivide, combine or reclassify, directly or indirectly, any of its Membership Units or membership interests;

(vi)              not declare or pay any dividend or other distribution on its Membership Units or membership interests or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such Membership Units or membership interests;

(vii)             not merge or consolidate with or acquire the business of any other Person or acquire any material property or material assets of any other Person;

(viii)            not adopt or amend in any respect (other than to conform to the requirements of applicable Laws, including to preserve qualification under Section 401(2) of the

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 Code) any Company Benefit Plan, enter into or amend any employment or consulting agreement or arrangement with any present or former director, officer or salaried employee, nor increase the compensation or fringe benefits of any of its officers, directors, employees, or independent contractors;

(ix)              not enter into any agreement with the Holding Company, the Members, or any Affiliate, including, without limitation, any agreement to make advances or loans;

(x)               not sell, pledge, lease, license or dispose of any of its material assets;

(xi)              not make any capital expenditures exceeding $150,000 or incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person which individually or in the aggregate would exceed $250,000, except as necessary to consummate the Contemplated Transactions;

(xii)             not enter into, amend or terminate any Contract except in the Ordinary Course of Business; and

(xiii)	not agree to do any of the foregoing.

(c)               No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Acquired Companies and the Members will not, and will cause each of their officers, directors, agents, and Affiliates not to, directly or indirectly solicit, initiate, or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of a material portion of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock, Membership Units, or other membership interests of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

(d)               Action of Members. The Members agree not to transfer all or any portion of their Membership Units in the Holding Company prior to the Closing, except as contemplated by this Agreement, the Stock Purchase, Contribution, and Exchange Agreement, and the Exhibits hereto. Those Members holding options to purchase additional Membership Units in the Holding Company, including those options described on Schedule 4.1(d)(iii), shall exercise all of such options at or prior to the Closing by executing an Option Exercise Agreement, and such Members agree that, if not exercised prior to the Effective Time, such options shall expire and be of no further force or effect, notwithstanding anything to the contrary. Each Member has executed a release in the form substantially of attached Exhibit C and agrees that the Company will deliver such release to the Buyer at Closing. The Members, the Acquired Companies, the Buyer and Merger Sub hereby acknowledge and agree that each holder of an option that exercises his or her options pursuant to the Option Exercise Agreements shall, without any requirement to amend or modify this Agreement, become a party to this Agreement as a “Member” and shall be subject to all of the rights, restrictions, conditions and obligations applicable to”Members” under this Agreement

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(e)               Covenants of Certain Members. Each Member who is named as a Management Stockholder in the Stock Purchase, Contribution, and Exchange Agreement hereby covenants to the Private Equity Members that (i) he, she, or it will perform and comply with all of his, hers, or its covenants and obligations thereunder and under this Agreement, (ii) he, she, or it will not take any actions that would cause or result in a breach or inaccuracy of any of his, her, or its representations and warranties thereunder and under this Agreement, (iii) he, she, or it will use its best efforts to ensure that the conditions thereunder and in this Agreement are satisfied in so far as such matters are in the reasonable control of such Person, and (iv) he, she, or it will not agree to terminate either the Stock Purchase, Contribution, and Exchange Agreement or the Stockholders’ Agreement.

5.2.	Covenants of Buyer. Buyer covenants and agrees as follows:

(a)         Confidentiality. Buyer acknowledges that it is subject to the terms of a confidentiality agreement dated June 2, 2004, between Buyer and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall terminate (i) upon the Closing, or (ii) otherwise in accordance with its terms.

(b)         Post-Closing Information. After the Closing, Buyer shall make available and shall cause the Acquired Companies to make available to the Members and their accountants, agents and representatives any and all books, records, contracts and other information of the Acquired Companies existing on the Closing Date and transferred to Buyer requested by such Members in connection with any reasonable purpose, such as a tax examination or litigation involving such Members and requiring such information; provided, that any such Member requesting such information shall execute a confidentiality agreement in a form reasonably satisfactory to Buyer. Buyer will hold all of the books and records of the Acquired Companies existing on the Closing Date and transferred to Buyer and shall only destroy or dispose of any thereof in accordance with its then-existing document retention policies and as may be permitted by law; provided, that it shall not dispose of any corporate, financial, or tax records for a minimum of six (6) years.

(c)               Directors’ and Officers’ Indemnification. Buyer shall not permit the Acquired Companies to take any action that would reduce the limitation of liability and indemnification of directors, officers and other Persons contained in its Organizational Documents as of the date hereof. The provisions of this Section 5.2(c) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party (as defined in Section 7.4(c)) and his or her heirs and representatives.

(d)               Solicitations of Employees. If this Agreement is terminated for any reason and the Contemplated Transactions do not take place, Buyer agrees that, until December 2, 2005, without the prior written consent of the Company, Buyer shall not, directly or indirectly, in any individual, representative, or other capacity, hire, employ or engage, or solicit for employment or engagement (i) any Person who is now employed by the Company (or whose

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activities are dedicated to the Company) in any executive or management level position or otherwise considered by the Company to be a key employee, and (b) any employee of the Company whom Buyer became aware of through its due diligence investigation hereunder; provided, however, that this restriction shall not apply to general solicitations of employment by newspaper, Internet, periodical, or other publication, not specifically directed at employees of the Company. If this Section 5.2(d) shall be adjudicated to be invalid or unenforceable, such provision shall be amended to reduce the time period or otherwise amended as is necessary to cause such provision to be valid or enforceable, and such amendment shall apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

(e)               WARN Act. Buyer hereby agrees to provide any required notice under the Workers Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any other applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting any employees of the Company that occurs after the Closing.

(f)                Financing. Buyer and Merger Sub will use their reasonable best efforts to enter into definitive agreements to obtain the debt financing necessary to satisfy the conditions set forth in Section 3.3(f) on terms and conditions substantially in accordance with the Debt Financing Commitments. In the event any or all of the financing specified in the Debt Financing Commitments becomes unavailable for any reason, Buyer will use its reasonable best efforts to obtain replacement debt financing on substantially equivalent terms and conditions from alternative sources. At Closing, provided that all conditions to Closing have been met or waived, Buyer and Merger Sub covenant and agree to repay the Existing Debt.

(g)               Action of Buyer and Merger Sub. At Closing, Buyer and Merger Sub shall execute and deliver the release in the form substantially of attached Exhibit C. Buyer hereby covenants to the Members that (i) it will perform and comply with all of its covenants and obligations under the Stock Purchase, Contribution, and Exchange Agreement and under this Agreement, (ii) it will not take any actions that would cause or result in a breach or inaccuracy of any of its representations and warranties thereunder and under this Agreement, (iii) it will use its best efforts to ensure that the conditions thereunder and in this Agreement are satisfied in so far as such matters are in the reasonable control of such Person, and (iv) it will not agree to terminate either the Stock Purchase, Contribution, and Exchange Agreement or the Stockholders’ Agreement.

5.3              Mutual Covenants. Each of the Company, the Holding Company, and Buyer covenants and agrees as follows:

(a)               Consents and Approvals. Prior to the Closing, each of the Company and Buyer agrees to use its reasonable best efforts to obtain as soon as possible, and to file or cause to be filed all necessary documentation with the appropriate Governmental Entity or other third party as soon as practicable, to obtain as soon as possible, all consents, approvals, authorizations and waivers required by the Governmental Entities and third parties set forth on Schedule 3.2(c) in order to consummate the Contemplated Transactions.

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(b)               Publicity. Prior to the Closing, no party (including any Affiliate of any party) shall issue any press release or other public announcement concerning the Contemplated Transactions without the prior consent of Buyer (in the case of a release or announcement by the Holding Company, the Members, the Company, or any of their Affiliates) or the Holding Company (in the case of a release or announcement by Buyer, Merger Sub, or any of their Affiliates), except as such release or announcement may be required by applicable law or rules or regulations of any securities exchange, quotation system, or similar regulatory body, in which case the party required to make the release or announcement shall allow Buyer or the Holding Company (as the case may be) reasonable time to comment on such release or announcement in advance of such issuance.

(c)               Further Assurances; Covenant to Satisfy Conditions. Subject to the terms and conditions of this Agreement, each party will, severally, use its reasonable best efforts to (i) ensure the conditions set forth in Article III are satisfied, insofar as such matters are within the reasonable control of such party, (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder, (iii) execute and deliver such instruments and take such actions as the other parties hereto may reasonably require in order to carry out the intent of this Agreement and (iv) prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the Contemplated Transactions in a manner consistent with applicable law.

ARTICLE VI

OTHER AGREEMENTS

6.1.	Certain Understandings.

(a)               In connection with its investigation of the Acquired Companies and all matters relating to the Contemplated Transactions, Buyer has relied upon the advice and opinions of its own agents, representatives, experts, consultants, employees and officers. Each of the parties hereto is sophisticated and was advised by experienced legal counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Notwithstanding anything contained herein to the contrary, neither the Company, nor Arnold Holdings, nor the Holding Company, nor any Member makes any representation, warranty or covenant of any kind with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company.

(b)               Each of the parties hereto hereby acknowledges that (i) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates other than those expressly set forth in this Agreement (including the Schedules hereto), (ii) no party has relied in respect of this Agreement or the Contemplated Transactions upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement, the other documents referenced in this Agreement, the Schedules to this Agreement, and the other documents referenced in the Schedules to this

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 Agreement, and (iii) the parties’ respective rights and obligations with respect to this Agreement and the Contemplated Transactions will be solely as set forth in this Agreement and the other agreements delivered in connection with the Closing.

(c)               As of the date of this Agreement, neither Buyer nor Merger Sub is consciously aware of any specific facts or circumstances which would result in a material breach of any representation or warranty of the Acquired Companies or the Members herein. No right to indemnification, payment of Damages, or other remedy hereunder shall exist with respect to a material breach of any representation or warranty of which Buyer or Merger Sub is consciously aware as of the date of this Agreement.

(d)               As of Closing, neither Buyer nor Merger Sub shall be consciously aware of any specific facts or circumstances which would result in a Walk-Away Breach (as defined below) of any representation or warranty of the Acquired Companies or the Members herein. Whether or not Closing occurs, no right to indemnification, payment of Damages, or other remedy hereunder shall exist with respect to a Walk-Away Breach of any representation or warranty of which Buyer or Merger Sub is consciously aware as of Closing; and the sole right and remedy of Buyer and its Affiliates if Buyer or Merger Sub is consciously aware of a Walk-Away Breach shall be to terminate this Agreement pursuant to Section 7.3(a)(iii) to the extent applicable.

(e)               For purposes of Sections 6.1(d) “Walk-Away Breach” means one or more material breaches of the representations and/or warranties in this Agreement that, individually or in the aggregate, the non-breaching party reasonably estimates as of Closing will give rise to a claim for indemnification under Section 7.4 in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

(f)                All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing in accordance with Section 7.4(a) hereof. Except as provided in Sections 6.1(c) and 6.1(d), no right to indemnification, payment of Damages, or other remedy hereunder will be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant, or agreement by the other party at any time. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or litigation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations, unless such waiver expressly waives such rights to indemnification, payment of Damages, or other remedies.

6.2.             Post-Closing Merger. Immediately following the Effective Time of the Merger, each of Buyer, the Surviving Company, and Arnold Holdings covenants and agrees to file, or cause to be filed, an additional certificate of merger with the Secretary of State of the State of Delaware, pursuant to which each of the Surviving Company and Arnold Holdings will be merged with and into the Company pursuant to the plan of merger attached hereto as Exhibit D (the “Delaware Post-Closing Merger”).

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ARTICLE VII

MISCELLANEOUS

7.1.             Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party (including by sale of stock, operation of law in connection with a merger, or sale of substantially all the assets of Buyer) without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the successors and permitted assigns of the respective parties hereto.

7.2.             No Third-Party Beneficiaries. Except as provided in Sections 5.2(b) and 5.2(c), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

7.3.	Termination.

(a)               Termination of Agreement. Any of the parties may terminate this Agreement as provided below:

(i)                The parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(ii)               This Agreement may be terminated by written notice given by Buyer to the Holding Company or by the Holding Company to Buyer (A) if the Contemplated Transactions shall violate any non-appealable final order, decree, or judgment of any court or Governmental Entity having competent jurisdiction, or (B) there shall be a Law that makes the Contemplated Transactions illegal or otherwise prohibited;

(iii)              Buyer and Merger Sub may terminate this Agreement by giving written notice to the Holding Company at any time prior to the Effective Time (A) in the event any Member or the Acquired Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Holding Company of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2004 (unless the failure results primarily from Buyer or Merger Sub breaching any representation, warranty, or covenant contained in this Agreement); or

(iv)              The Holding Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Effective Time (A) in the event Buyer or Merger Sub has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Holding Company has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2004 (unless the failure results primarily from any Member or the Acquired Company breaching any representation, warranty, or covenant contained in this Agreement).

(b)               Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without

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any liability of any party to any other party (except for any liability of any party then in willful breach); provided, however, that the provisions of Sections 5.2(a), 5.2(d), 7.3(b), 7.5, 7.9, 7.10, 7.11, 7.14, and 7.15, and Section 7.4 solely in the event of a willful breach, shall remain in full force and effect.

7.4.	Survival of Representations, Warranties and Covenants.

(a)               Survival of Representations. The representations and warranties of the Company, the Holding Company, the Members, Buyer, and Merger Sub contained in this Agreement (including the Schedules attached hereto) except for Sections 4.1(j) and 4.1(r) and in the certificates delivered pursuant to Sections 3.2(a), 3.2(b), 3.3(a) and 3.3(b) shall terminate on the one year anniversary of the Closing Date (the “Basic Representation Survival Period”). The representations and warranties of the Company set forth in Section 4.1(j) and 4.1(r) shall terminate on March 31, 2006, and the representations and warranties of the Members set forth in Section 4.2(c) shall survive until the five year anniversary of the Closing Date (the “Extended Representation Survival Period” together with the Basic Representation Survival Period, the “General Representation Survival Period”). The covenants of the Company, the Holding Company, the Members, Buyer, and Merger Sub to be performed prior to Closing pursuant to Sections 5.1(a) and 5.4(a) and (c)(i) of this Agreement shall terminate upon the Closing, and all of the other covenants of the Company and the Holding Company shall terminate on the one year anniversary of the Closing Date (as applicable, the “Covenant Survival Period” and, together with the Basic Representation Survival Period, the Extended Representation Survival Period, the General Representation Survival Period, the “Survival Periods”). The obligations to indemnify and hold harmless any Buyer Indemnified Party (as defined herein) or Seller Indemnified Party (as defined herein) under this Section 7.4 shall terminate when the applicable Survival Period terminates; provided, however, that such indemnification rights shall not terminate with respect to any item as to which Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall have, before the expiration of the applicable Survival Period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Members or Buyer, as applicable; and provided, further, that any such claim which solely involves the parties hereto shall be deemed to have been withdrawn and waived one year after being made, unless (A) court proceedings shall have been commenced with respect to such claim within such one year period, or (B) such claim shall have been waived or satisfied within such one year period; provided that if the facts regarding a necessary element of the claim (including Damages (defined herein) with respect thereto) are not reasonably determinable within such one-year period, such one-year period shall be extended until the expiration of ninety (90) days after such facts are reasonably determinable.

(b)               Indemnification by the Members. Subject to the other provisions of this Section 7.4, each Member, severally and not jointly, shall indemnify, save and hold harmless Buyer and its Affiliates and subsidiaries and their respective officers, directors, principals, attorneys and agents (the “Buyer Indemnified Parties”) from and against and will pay to the Buyer Indemnified Parties the amount of, any and all costs, losses, Taxes, liabilities, obligations, claims, damages, deficiencies, and expenses (whether or not arising out of third-party claims and including costs of environmental cleanup, remediation, containment, and the like), including interest, penalties, reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, in each case to the extent available and proven

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under applicable law, but excluding lost profits, unforeseen or consequential damages, and punitive damages unless awarded to a third party in a third party claim (“Damages”), incurred as a result of or arising out of:

(i)                any breach of any representation or warranty made by such Member or any Acquired Company in this Agreement;

(ii)               any breach of any covenant or agreement made by any Acquired Company (prior to Closing) in this Agreement; or

(iii)          any breach of any covenant or agreement made by such Member in this Agreement.

Notwithstanding anything to the contrary contained herein, subject to the limitations contained in Sections 7.4(e) and (f), each Member shall only be liable pursuant to this Section 7.4 with respect to the representations, warranties, covenants, and agreements that are made by such Member in this Agreement (and not with respect to any of the representations, warranties, covenants, and agreements that are made by any other Member under this Agreement). With respect to any indemnification obligation hereunder for which all Members are liable (including, without limitation, any indemnification for breach of any representation or warranty in Section 4.1, for which all Members shall be liable), each Member shall only be liable for its pro rata portion of any Damages payable under this Section 7.4 relating to such indemnification obligation, with such pro rata portion equal to the percentage set forth opposite the name of such Member on Schedule 7.4 hereto. With respect to any indemnification obligation for which only one Member is liable (including, without limitation, any indemnification for breach of any representation or warranty of a Member in Section 4.2), such Member shall be liable for all Damages payable under this Section 7.4 relating to such indemnification obligation.

(c)               Indemnification by Buyer. Subject to the other provisions of this Section 7.4, Buyer shall indemnify, save and hold harmless the Members and the Acquired Companies and their Affiliates and their respective officers, directors, principals, attorneys and agents (the “Seller Indemnified Parties” and together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against and will pay to the Seller Indemnified Parties the amount of, any and all Damages incurred as a result of or arising out of:

(i)                any breach of any representation made by Buyer or Merger Sub in this Agreement or in the certificates delivered pursuant to Section 3.3(a) and 3.3(b); and

(ii)               any breach of any covenant or agreement made by Buyer or Merger Sub or the Company (following the Closing) in this Agreement.

(d)	Defense of Third Party Claims.

(i)                In order for an Indemnified Party to be entitled to any indemnification provided for under Sections 7.4(b) or 7.4(c) of this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the Third Party Claim within

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five (5) business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii)               If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, assume and control the defense thereof with counsel selected by the Indemnifying Party; provided, however, that, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in, but not control, the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Should the Indemnifying Party elect to assume and control the defense of a Third Party Claim, the Indemnifying Party shall be entitled to settle, compromise or discharge such Third Party Claim.

(iii)              Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s written request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall cooperate with each other in any notifications to insurers.

(iv)              Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.

(e)               Limitation on Claims. The maximum liability obligation of the Members, in the aggregate, to Buyer Indemnified Parties under Section 7.4(b) shall not exceed $5,000,000 (the “Cap”), and Buyer, on behalf of itself and the other Buyer Indemnified Parties agrees not to seek, and shall not be entitled to recover, any Damages or other payments under Section 7.4 in excess of the Cap. The limitation in this Section 7.4(e) shall not apply in the case of fraud by any Member or Acquired Company, or in the case of an action regarding title to the Membership Units of the Holding Company.

(f)                Other Limitations. No Buyer Indemnified Parties shall be entitled to recover for any Damages pursuant to Section 7.4(b)(i) unless the aggregate amount of all Damages for which the Buyer Indemnified Parties would, but for this sentence, be entitled to receive indemnification pursuant to such Section 7.4(b)(i) exceeds $250,000 (the “Damage Threshold”), and then only for such Damages in excess of the Damage Threshold. The limitation in this Section 7.4(f) shall not apply in the case of fraud by any Member or Acquired Company, or in the case of an action regarding title to the Membership Units of the Holding Company.

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(g)               Exclusive Remedy. After the Closing, the rights set forth in this Section 7.4 and in Section 7.5 shall be the Indemnified Parties’ sole and exclusive remedies with respect to any and all claims relating to this Agreement, the parties hereto, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby except in the case of fraud. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, and in light of, among other factors, the acknowledgements contained in Section 6.1, the Indemnified Parties hereby waive, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which they or any of their Affiliates may have against the other parties hereto, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for claims or causes of action brought under and subject to the terms and conditions of the provisions contained in this Section 7.4 or in the case of fraud.

(h)               Tax Treatment. Any indemnification payments under this Section 7.4 shall be treated, for Tax purposes, as adjustments to the Purchase Price.

(i)                Mitigation. Nothing provided in this Section 7.4 shall limit any duty of an Indemnified Party to mitigate Damages under applicable law.

(j)	Calculation of Damages.

(i)                To the extent that any claim for indemnification for Damages under this Section 7.4 is covered by insurance held by the Indemnified Party, such Indemnified Party shall use its commercially reasonable efforts to seek recovery from the applicable insurer, provided that the Indemnifying Party agrees to reimburse the Indemnified Party for any reasonable out-of-pocket costs incurred by the Indemnified Party in connection with such recovery. Further, to the extent that any claim for indemnification for Damages under this Section 7.4 is covered by insurance held by the Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to this Section 7.4 only with respect to the amount of the Damages that are in excess of (x) the cash proceeds received by such Indemnified Party pursuant to such insurance, minus (y) any increased insurance costs related thereto. If such Indemnified Party receives such net cash insurance proceeds prior to the time such claim is paid, then the amount payable by the Indemnifying Party pursuant to such claim shall be reduced by the amount of such proceeds. If such Indemnified Party receives such net cash insurance proceeds after such claim has been paid, then upon the receipt by the Indemnified Party of any net cash proceeds pursuant to such insurance up to the amount of Damages incurred by such Indemnified Party with respect to such claim, such Indemnified Party shall promptly repay any portion of such amount which was previously paid by the Indemnifying Party to such Indemnified Party in satisfaction of such claim.

(ii)               Any calculation of Damages for purposes of this Section 7.4 shall be reduced to take account of any Tax benefit (net of the Tax cost, if any) actually realized by the Indemnified Party as a result of any such Damages. Any payment hereunder shall initially be made without regard to this Section 7.4(j)(ii) and shall be

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reduced to reflect any such net Tax benefit only after the Indemnified Party has actually realized such benefit. If such Indemnified Party actually realizes such net Tax benefit after such claim has been paid, then upon the actual realization by the Indemnified Party of such net Tax benefit up to the amount of Damages incurred by such Indemnified Party with respect to such claim, such Indemnified Party shall promptly repay any portion of such amount which was previously paid by the Indemnifying Party to such Indemnified Party in satisfaction of such claim. For purposes of this Section 7.4(j)(ii), the Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes required to be paid by the Indemnified Party is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Party’s liability for Taxes.

(iii)              Any calculation of Damages for purposes of this Section 7.4 shall be reduced to take account of any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or under any indemnification agreements with any third party (net of any costs incurred to obtain such recovered amounts). If such Indemnified Party receives such net recovery prior to the time such claim is paid, then the amount payable by the Indemnifying Party pursuant to such claim shall be reduced by the amount of such net recovery. If such Indemnified Party receives such net recovery after such claim has been paid, then upon the receipt by the Indemnified Party of any net recovery up to the amount of Damages incurred by such Indemnified Party with respect to such claim, such Indemnified Party shall promptly repay any portion of such amount which was previously paid by the Indemnifying Party to such Indemnified Party in satisfaction of such claim.

(iv)              In the case of indemnification to which Buyer is entitled, any calculation of Damages for purposes of this Section 7.4 shall be reduced by the amount of any accrual or reserve on the Balance Sheet specifically related to the matter(s) for which indemnification is claimed.

(v)               The enumeration in Sections 7.4(j)(i) through 7.4(j)(iv) of factors that will affect the calculation of Damages hereunder is not exclusive and shall not limit the right of any Indemnified Party or Indemnifying Party to assert any other credit, offset, or other adjustment in calculating Damages and making a claim for indemnification hereunder.

7.5.              Expenses. Whether or not the Contemplated Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such costs or expenses, except as may otherwise be expressly provided in this Agreement, including, without limitation, in Section 2.2(b)(vi). Without limiting the generality of the foregoing, Buyer shall be responsible for all filing fees incurred in connection with any filing made pursuant to the HSR Act, and the Company shall be responsible for paying its legal, investment banking, and other professional, advisory, and other transaction-related expenses incurred in connection with all efforts to prepare the Acquired Companies for possible sale and engage in the sale process, including but not limited to the

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expenses incurred in connection with or resulting from the Closing of, the Contemplated Transactions (including, without limitation, the expenses of Sagent Advisors LLC and the Company’s legal counsel, Dechert LLP), subject to the provisions of Section 2.2(b)(vi).

7.6.             Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

7.7.	Intentionally Omitted.

7.8.             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the date after delivery to a reputable nationally recognized overnight courier service or (d) three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to Buyer or Merger Sub (either before or after the Closing) or the Holding Company, Arnold Holdings, or the Company (after the Closing):

c/o U.S. Xpress Enterprises, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

Attention: Ray M. Harlin

Facsimile: 423-510-4003

With a required copy to:

Scudder Law Firm, P.C., L.L.O.

411 S. 13th Street, Suite 200

Lincoln, NE 68508

	Attention:	Mark A. Scudder
	Facsimile:	(402) 435-4239
(ii)	If to the Holding Company, Arnold Holdings, or the Company (before the Closing), to:

Arnold Transportation Services, Inc.

9523 Florida Mining Road

Jacksonville, FL 32257

Attention:	Michael S. Walters
Facsimile:	(904) 260-0628

With a required copy to:

Arnold Transportation Services, Inc.

c/o Jefferies Capital Partners

520 Madison Avenue, 12th Floor

New York, NY 10022

Attention:	Brian Friedman
Facsimile:	(212) 692-9147

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and

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention:	Carmen J. Romano
Facsimile:	(215) 994-2222

(iii)	If to the Private Equity Members:

Jefferies Capital Partners

520 Madison Avenue, 12th Floor

New York, NY 10022

Attention:	Brian Friedman
Facsimile:	(212) 692-9147

With a required copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

	Attention:	Carmen J. Romano
	Facsimile:	(215) 994-2222
(iv)	If to the other Members:

c/o Arnold Transportation Services, Inc.

9523 Florida Mining Road

Jacksonville, FL 32257

Attention:	Michael S. Walters
Facsimile:	(904) 260-0628

With a required copy to:

Hensley Kim & Edgington, LLC

1660 Lincoln, Suite 3050

Denver, Colorado 80264

Attention:	Darren R. Hensley, Esq.
Facsimile:	(720) 377-0777

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Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 7.7 (provided that no such notice shall be effective until it is received by the other parties hereto).

7.9.             Consent to Jurisdiction. With respect to any action or claim arising out of or relating to this Agreement or the Contemplated Transactions, the parties hereto hereby expressly and irrevocably (i) agree and consent to be subject to the exclusive jurisdiction of the United States District Court located in the State of Delaware (and in the absence of Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in the State of Delaware), (ii) agree not to bring any action related to this Agreement or the Contemplated Transactions in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 7.7. Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by law.

7.10.          Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

7.11.          Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. All references to GAAP contained in this Agreement shall mean United States generally accepted accounting principles. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that (i) each party and its legal counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement. Any fact or item that is disclosed in a Schedule or representation in such a way as to make apparent its relevance to the information called for by another Schedule or representation shall be deemed to have been disclosed in such other Schedule or representation.

7.12.          Waiver. Waiver of any term or condition of this Agreement by any party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.13.          Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when

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 one or more such counterparts have been signed by each of the parties and delivered to the other parties.

7.14.          Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

7.15.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

ARNOLD HOLDINGS, LLC

By: /s/ Michael S. Walters

Name: Michael S. Walters

Title: President and C.E.O.

ARNOLD TRANSPORTATION HOLDINGS, INC.

By: /s/ Michael S. Walters

Name: Michael S. Walters

Title: President & C.E.O.

ATS ACQUISITION HOLDING CO.

By: /s/ Michael S. Walters

Name: Michael S. Walters

Title: Chief Executive Officer and President

ATS MERGER CO.

By: /s/ Ray Harlin

Name: Ray Harlin

Title: Executive Vice President

ARNOLD TRANSPORTATION SERVICES, INC.

By: /s/ Michael S. Walters

Name: Michael S. Walters

Title: President & C.E.O.

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Member Signature Page

to

Purchase and Merger Agreement

dated October 21, 2004

ING FURMAN SELZ INVESTORS III, L.P.

By: /s/Brian Friedman
Name: Brian Friedman
Title: Managing Member of the Manager

ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC

By: /s/Brian Friedman
Name: Brian Friedman
Title: Managing Member of the Manager

ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

By: /s/Brian Friedman
Name: Brian Friedman
Title: Managing Member of the Manager

JAMES DOWLING

/s/ James Dowling

MICHAEL S. WALTERS

/s/ Michael S. Walters

ROBERT KNAPPE

/s/ Robert Knappe

KURT ANTKIEWICZ

/s/ Kurt Antkiewicz

MICHAEL GREGERSON

/s/ Michael Gregerson

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